Exhibit 3.1

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
MAGNETECH INTEGRATED SERVICES CORP.

The undersigned, an officer of MAGNETECH INTEGRATED SERVICES CORP. (the “Corporation”), an Indiana corporation existing pursuant to the provisions of the Indiana Business Corporation Law (as amended from time to time, the “Act”), desiring to give notice of corporate action effectuating the amendment and restatement of the Articles of Incorporation of the Corporation, sets forth the following:

TEXT OF AMENDED AND RESTATED ARTICLES

The exact text of the entire Articles of Incorporation of the Corporation, as amended and restated, now is as follows:

ARTICLE I
Name

The name of the Corporation is: MISCOR Group, Ltd.

ARTICLE II
Purposes

The purpose for which the Corporation is organized is to engage in any lawful business for which corporations may be incorporated under the Act.

ARTICLE III
Amount of Capital Stock

The total number of shares of capital stock which the Corporation has authority to issue is Three Hundred Twenty Million (320,000,000), consisting of 300,000,000 shares of common stock without par value (“Common Stock”) and 20,000,000 shares of preferred stock without par value (“Preferred Stock”).

ARTICLE IV
Terms of Capital Stock

Section 4.01 Rights, Privileges, Limitations and Restrictions of Preferred Stock. The Board of Directors of the Corporation is vested with authority to determine and state the designations and the relative rights, privileges, limitations and restrictions of the Preferred Stock and of each series of Preferred Stock, by the adoption and filing in accordance with the Act, before the issuance of any shares of such Preferred Stock or series of Preferred Stock, of an amendment or amendments to these Amended and Restated Articles of Incorporation (as may be further amended or restated from time to time, these “Articles of Incorporation”), determining the terms of such Preferred Stock or series of Preferred Stock (“Preferred Stock Designation”). All shares of Preferred Stock of the same series shall be identical with each other in all respects.

The authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination of the following:

(a) the number of shares constituting such series and the distinctive designation of such series;

(b) the dividend rate on the shares of such series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of such series;

(c) whether such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(d) whether such series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including without limitation provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(e) whether the shares of such series shall be redeemable, and, if so, the terms and conditions of such redemption, including without limitation the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f) whether such series shall have a sinking fund for the redemption or purchase of shares of such series, and, if so, the terms and amount of such sinking fund;

(g) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of such series; and

(h) Any other relative rights, preferences and limitations of such series.

Section 4.02 Rights, Privileges, Limitations and Restrictions of Common Stock. The Common Stock shall have the following rights, privileges, limitations and restrictions:

(a) Single Class. The shares of Common Stock shall constitute a separate and single class and shall not be issued in series. None of the shares of Common Stock shall be entitled to any preference, and each share of Common Stock shall be identical with every other share of Common Stock in all respects.

(b) Dividends. After payment or declaration of all dividends on any shares of capital stock having a priority over the Common Stock as to dividends, dividends on the shares of Common Stock may be declared and paid, but only when and as determined by the Board of Directors. Shares of Common Stock shall share equally as to any dividends declared.

(c) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the holders of the shares of Common Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation and of all shares of capital stock having priority over the Common Stock in the event of voluntary or involuntary liquidation, dissolution or winding up, to share ratably in the remaining net assets of the Corporation.

(d) Voting Rights. Each holder of shares of Common Stock shall have the right to one (1) vote for each share of Common Stock standing in his or her name on the books of the Corporation on each matter submitted to a vote of the shareholders.

ARTICLE V
Directors

Section 5.01 Number, Term. The number of Directors shall be determined as provided in the Code of By-Laws of the Corporation. Directors shall be elected at each annual meeting of shareholders, except as provided in Section 5.03. Each Director shall continue in office until the election and qualification of his or her successor in office or earlier resignation or removal.

Section 5.02 Classification. Commencing with the election of Directors at any annual meeting of shareholders, if prior to the issuance of notice of such meeting, the Board of Directors has adopted a resolution providing for the future service of Directors elected by the shareholders in staggered terms, the Board of Directors shall be divided into three (3) classes, with the term of office of one (1) class expiring each year. The initial assignment of each Director nominee to each class shall be determined by the Board of Directors so as to make all classes as nearly equal in number as possible. Commencing with such annual meeting of shareholders, each class of Directors whose term shall then expire shall be elected to hold office for a three-year term.

Section 5.03 Vacancies. If a vacancy occurs on the Board of Directors, including without limitation a vacancy resulting from an increase in the number of Directors, the vacancy shall be filled only by a majority vote of the Continuing Directors (as defined below) with the Director so elected to serve for the remainder of the term of the Director being replaced or, in the case of an additional Director, for the remainder of the term of the class to which the Director has been assigned. When the number of Directors is changed, subject to the rights of the holders of any series of Preferred Stock, any newly created directorships or any decrease in directorships shall be so assigned among the classes by a majority of the Continuing Directors then in office, though less than a quorum, so as to make all classes as nearly equal in number as possible. No decrease in the number of Directors shall have the effect of shortening the term of any incumbent Director. A “Continuing Director” for purposes of this Article V means any Director then serving who was a member of the Corporation’s Board of Directors on the date on which these Articles of Incorporation became effective under the Act, or who was recommended for appointment or election (before such person’s initial assumption of office as a Director) by a majority of the Continuing Directors or a nominating committee of the Board consisting solely of Continuing Directors.

Section 5.04 Removal. Directors may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of all of the shares of the class or classes of Common Stock, or series of Preferred Stock, that elected them. Directors may be removed by the Board of Directors at any time, but only for cause. For purposes of this Section 5.04, the term “cause” means an act or acts of dishonesty by a Director constituting a felony under applicable law or resulting or intending to result directly or indirectly in improper gain to or personal enrichment of such Director at the Corporation’s expense.

Section 5.05 Shareholder Nomination of Director Candidates and Introduction of Business. Advance notice of shareholder nominations for the election of Directors and of business to be brought by shareholders before any meeting of the shareholders of the Corporation shall be given in the manner provided in the Corporation’s Code of By-Laws.

Section 5.06 Calling of Special shareholder Meetings. Special meetings of the shareholders of the Corporation may only be called by the Chairman of the Board of Directors or by the Board of Directors pursuant to a resolution adopted by a majority of the total number of Directors of the Corporation.

Section 5.07 Code of By-Laws. The Board of Directors of the Corporation shall have power, without the assent or vote of the shareholders, to make, alter, amend or repeal the Code of By-Laws of the Corporation by the affirmative vote of a number of Directors equal to a majority of the number who constitute a full Board of Directors at the time of such action. Shareholders shall not have any power to make, alter, amend or repeal the Corporation’s Code of By-Laws.

Section 5.08 Factors to be Considered by Board. In addition to any other considerations which the Board of Directors may lawfully take into account, in determining whether to take or to refrain from taking corporate action on any matter, including without limitation making or declining to make any recommendation to the shareholders of the Corporation, the Board of Directors may in its discretion consider the long-term as well as short-term best interests of the Corporation (including without limitation the possibility that these interests may be best served by the continued independence of the Corporation), taking into account, and weighing as the Directors deem appropriate, the social and economic effects of such action on present and future employees, suppliers, customers of the Corporation and its subsidiaries, the effect upon communities in which offices or other facilities of the Corporation are located, and the effect on the Corporation’s ability to fulfill its obligations, and any other factors the Directors consider pertinent.

Section 5.09 Authorized Board of Director Actions. In furtherance and not in limitation of the powers conferred by law or in these Articles of Incorporation, the Board of Directors (and any committee of the Board of Directors) is expressly authorized, to the extent permitted by law, to take such action or actions as the Board or such committee may determine to be reasonably necessary or desirable to (a) encourage any person to enter into negotiations with the Board of Directors or such committee and management of the Corporation with respect to any transaction which (alone or taken together with other transactions) may result in a change in control of the Corporation and which is proposed or initiated by such person or (b) contest or oppose any such transaction which the Board of Directors or such committee determines to be unfair, abusive or otherwise undesirable with respect to the Corporation and its business, assets or properties or the shareholders of the Corporation, including without limitation the adoption of such plans or the issuance of such rights, options, capital stock, notes, debentures or other evidence of indebtedness or other securities of the Corporation (which issuance may be with or without consideration, and may (but need not) be issued pro rata), which rights, options, capital stock, notes, evidences of indebtedness and other securities (i) may be exchangeable for or convertible into cash or other securities on such terms and conditions as may be determined by the Board of Directors or such committee and (ii) may provide for the treatment of any holder or class of holders thereof designated by the Board of Directors or any such committee in respect of the terms, conditions, provisions and rights of such securities which is different from, and unequal to, the terms, conditions, provisions and rights applicable to all other holders thereof. For purposes of this Section 5.09, a “person” shall include an individual, a group acting in concert, a corporation, a limited liability company, a partnership, an association, a joint venture, a pool, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities.

Section 5.10 Amendment, Repeal. Notwithstanding anything contained in these Articles of Incorporation or the Code of By-Laws of the Corporation to the contrary and notwithstanding that a lesser percentage or no vote may be specified by law, but in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by law or any Preferred Stock Designation, the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of voting capital stock of the Corporation, voting together as a single class, shall be required to alter, amend, change or repeal this Article V.

ARTICLE VI
Provisions for Regulation of Business and Conduct of Affairs of Corporation

Section 6.01 Amendments of Articles of Incorporation. Except as otherwise provided in Article V or Article VII hereof, the Corporation reserves the right to increase or decrease the number of its authorized shares, or any class or series thereof, and to reclassify the same, and to amend, alter, change or repeal any provision contained in these Articles of Incorporation, or any amendment hereto, or to add any provision to these Articles of Incorporation or to any amendment hereto, in any manner now or hereafter prescribed or permitted by the Act or any other applicable laws, and all rights and powers conferred upon shareholders, Directors and/or Officers of the Corporation in these Articles of Incorporation are granted subject to this reserve power. No shareholder has a vested property right resulting from any provision in these Articles of Incorporation, or authorized to be in the Code of By-Laws of the Corporation or these Articles of Incorporation by the Act, including without limitation provisions relating to management, control, capital structure, dividend entitlement, or purpose or duration of the Corporation.

Section 6.02 Action by shareholders. Meetings of the shareholders of the Corporation shall be held at such place, within or without the State of Indiana, as may be specified in the Code of By-Laws of the Corporation or in the respective notices, or waivers of notice, thereof. Any action required or permitted to be taken at any meeting of the shareholders may be taken without a meeting by written consent as provided in the Code of By-Laws of the Corporation. If the Corporation does not have a class of voting shares registered with the Securities and Exchange Commission at the time action is to be taken by the shareholders and the action is taken by written consent pursuant to Section 23-1-29-4.5 of the Act, no prior notice of the proposed action shall be required to be given to the shareholders.

Section 6.03 Action by Directors. Meetings of the Board of Directors of the Corporation or any committee thereof shall be held at such place, within or without the State of Indiana, as may be specified in the Code of By-Laws of the Corporation or in the respective notices, or waivers of notice, thereof. Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if a consent in writing setting forth the action so taken is signed by all members of the Board of Directors or of such committee, as the case may be, and such written consent is filed with the minutes of the proceedings of such Board or committee.

Section 6.04 Places of Keeping of Corporate Records. The Corporation shall keep at its principal office a copy of (a) these Articles of Incorporation, and all amendments thereto currently in effect; (b) its Code of By-Laws, and all amendments thereto currently in effect; (c) minutes of all meetings of the shareholders and records of all actions taken by the shareholders without a meeting for the prior three years; (d) all written communications by the Corporation to the shareholders, including without limitation the financial statements furnished by the Corporation to the shareholders for the prior three years; (e) a list of the names and business addresses of the current Directors and the current Officers of the Corporation; and (f) the most recent Annual Report of the Corporation as filed with the Secretary of State of Indiana. The Corporation shall also keep and maintain at its principal office, or at such other place or places within or without the State of Indiana as may be provided from time to time, in the Code of By-Laws, (i) minutes of all meetings of the Board of Directors and of each committee of the Board, and records of all actions taken by the Board of Directors and by each committee without a meeting; (ii) appropriate accounting records of the Corporation; and (iii) a record of the shareholders in a form that permits preparation of a list of the names and addresses of all the shareholders, in alphabetical order, stating the number of shares held by each shareholder. All of the records of the Corporation described in this Section 6.04 (collectively, the “Corporate Records”) shall be maintained in written form or in another form capable of conversion into written form within a reasonable time.

Section 6.05 Limitation of Liability and Reliance on Corporate Records and Other Information.

(a) General Limitation. No Director, member of any committee of the Board of Directors or of another committee appointed by the Board, or Officer of the Corporation (“Corporate Person”) shall be liable for any loss or damage if, in taking or omitting to take any action causing such loss or damage, either (i) such Corporate Person acted (A) in good faith, (B) with the care an ordinarily prudent person in a like position would have exercised under similar circumstances, and (C) in a manner such Corporate Person reasonably believed was in the best interests of the Corporation, or (ii) such Corporate Person’s breach of or failure to act in accordance with the standards of conduct set forth in Clause (a)(i) above (the “Standards of Conduct”) did not constitute willful misconduct or recklessness.

(b) Reliance on Corporate Records and Other Information. Any Corporate Person shall be fully protected, and shall be deemed to have complied with the Standards of Conduct, in relying in good faith, with respect to any information contained therein, upon (i) the Corporate Records, or (ii) information, opinions, reports or statements (including without limitation financial statements and other financial data) prepared or presented by (A) one or more other Corporate Persons, any employee or agent of the Corporation, or any director, officer, partner, member, manager, trustee, employee or agent of another enterprise, whom such

Corporate Person reasonably believes to be competent in the matters presented, (B) legal counsel, public accountants or other persons as to matters that such Corporate Person reasonably believes are within such person’s professional or expert competence, (C) a committee of the Board of Directors or other committee appointed by the Board of Directors, of which such Corporate Person is not a member, if such Corporate Person reasonably believes such committee of the Board of Directors or such appointed committee merits confidence, or (D) the Board of Directors, if such Corporate Person is not a Director and reasonably believes that the Board merits confidence. The term “another enterprise” as used in this Section 6.05(b) shall mean any other corporation or any partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, partner, member, manager, trustee, employee or agent. The provisions of this Section 6.05(b) shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the Standards of Conduct.

Section 6.06 Interest of Directors in Contracts. Any contract or other transaction between the Corporation and (i) any Director, or (ii) any corporation, unincorporated association, business trust, estate, partnership, trust, joint venture, individual or other legal entity (“Legal Entity”) in which the Director has a material financial interest, or in which the Director is a general partner, or in which the Director is a director, officer or trustee (collectively, a “Conflict Transaction”), shall be valid for all purposes, if the material facts of the Conflict Transaction and the Director’s interest were disclosed or known to the Board of Directors, a committee of the Board of Directors with authority to act thereon, or the shareholders entitled to vote thereon, and the Board of Directors, such committee or such shareholders authorized, approved or ratified the Conflict Transaction. A Conflict Transaction is authorized, approved or ratified:

(a) By the Board of Directors or such committee, if it receives the affirmative vote of a majority of the Directors who have no interest in the Conflict Transaction, notwithstanding the fact that such majority may not constitute a quorum or a majority of the Board of Directors or such committee or a majority of the Directors present at the meeting, and notwithstanding the presence or vote of any Director who does have such an interest; provided, however, that no Conflict Transaction may be authorized, approved or ratified by a single Director; and

(b) By such shareholders, if it receives the vote of a majority of the shares entitled to vote on the Conflict Transaction; provided, however, that a majority of such shares shall constitute a quorum for the purpose of authorizing, approving or ratifying the Conflict Transaction. Shares owned or voted under the control of any Director who, or of any Legal Entity that, has an interest in the Conflict Transaction shall be entitled to vote on such Conflict Transaction.

This Section 6.06 shall not be construed to require authorization, ratification or approval by the shareholders of any Conflict Transaction, or to invalidate any Conflict Transaction that would otherwise be valid under the common and statutory law applicable thereto.

Section 6.07 Compensation of Directors. Notwithstanding Section 6.06 above, the Board of Directors is hereby specifically authorized to make provision, either in and by the Code of By-Laws of the Corporation or by resolution duly adopted by the Board of Directors, for reasonable compensation to its members for their services as Directors, and to fix the basis and conditions upon which such compensation shall be paid. Any Director of the Corporation may also serve the Corporation in any other capacity and receive compensation therefor in any form.

Section 6.08 Direction of Purposes and Exercise of Powers by Directors. The Board of Directors, subject to any specific limitations or restrictions imposed by the Act or these Articles of Incorporation, shall direct the carrying out of the purposes and exercise the powers of the Corporation, without previous authorization or subsequent approval by the shareholders of the Corporation.

ARTICLE VII
Provisions for Regulation of Certain Business Combinations

Section 7.01 Business Combinations During Five-Year Period. Any Business Combination (as defined in this Article VII) consummated during the five-year period beginning on the date the Interested Shareholder (as defined in this Article VII) became an Interested Shareholder must:

(a) satisfy the requirements of Chapter 43 of the Act (so long as Chapter 43 of the Act is applicable to the Corporation), including without limitation the affirmative vote of the Board of Directors required by Chapter 43, and any other provisions of these Articles of Incorporation, any other provision of law, and any Preferred Stock Designation; and

(b) meet one of the following conditions:

(i) The Business Combination must have been approved by a majority of the Non-Interested Directors (as defined in this Article VII) before the Interested Shareholder became an Interested Shareholder; or

(ii) Both (A) the acquisition of shares causing the Interested Shareholder to become an Interested Shareholder must have been approved by a majority of the Non-Interested Directors before the date of such acquisition, and (B) the Business Combination must have been approved by a majority of the Non-Interested Directors before the Business Combination was consummated; or

(iii) The Business Combination must have been approved by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all of the then-outstanding shares of voting capital stock of the Corporation, voting together as a single class. This affirmative vote shall be required notwithstanding that any other provisions of these Articles of Incorporation, or Chapter 43 of the Act or any other provision of law, or any Preferred Stock Designation, or any agreement with any national securities exchange or otherwise that might otherwise permit a lesser vote or no vote.

Section 7.02 Business Combinations After Five-Year Period. Any Business Combination consummated after the five-year anniversary of the date the Interested Shareholder became an Interested Shareholder must:

(a) satisfy the requirements of Chapter 43 of the Act (so long as Chapter 43 of the Act is applicable to the Corporation), including without limitation the affirmative vote of the Board of Directors required by Chapter 43, and any other provisions of these Articles of Incorporation, any other provision of law, and any Preferred Stock Designation; and

(b) in the case of a Business Combination that does not involve any cash or other consideration being received by the shareholders of the Corporation, solely in their capacity as shareholders of the Corporation, satisfy the condition specified in Section 7.02(b)(i) below or, in the case of any other Business Combination, the condition specified in either Section 7.02(b)(i) or Section 7.02(b)(ii) below:

(i) Approval by Non-Interested Directors. The Business Combination must have been approved by a majority of the Non-Interested Directors before the Business Combination was consummated.

(ii) Price and Procedure Requirements. All of the following conditions must have been met:

(A) The consideration to be received by holders of a particular class (or series) of outstanding shares of capital stock of the Corporation (including without limitation Common Stock) shall be in cash or in the same form as the Interested Shareholder or any of its Affiliates has previously paid for shares of such class (or series). If the Interested Shareholder or any of its Affiliates has paid for shares of any class (or series) with varying forms of consideration, the form of consideration to be received per share by holders of shares of such class (or series) shall be either cash or the form used to acquire the largest number of shares of such class (or series) previously acquired by the Interested Shareholder.

(B) The aggregate amount of (x) the cash and (y) the Fair Market Value of the consideration other than cash to be received per share by holders of Common Stock in the Business Combination, determined as of the date of the consummation of the Business Combination (the “Consummation Date”), shall be at least equal to the higher of the following (in each case appropriately adjusted in the event of any share dividend, share split, combination of shares or similar event):

(1) (if applicable) the highest per share price (including without limitation any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Shareholder or any of its Affiliates for any shares of Common Stock acquired by them within the two-year period immediately prior to the date of the first public announcement of the proposal of the Business Combination (the “Announcement Date”) or in any transaction in which the Interested Shareholder became an Interested Shareholder, whichever is higher; plus, in either case, interest compounded annually from the earliest date on which the highest per share acquisition price was paid through the Consummation Date at the rate for one year United States Treasury obligations from time to time in effect; less the aggregate amount of any cash dividends paid and the Fair Market Value of any dividends paid other than in cash, per share of Common Stock, since such earliest date, up to the amount of the interest; and

(2) the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (the “Determination Date”), whichever is higher; plus, in either case, interest compounded annually from the earliest date on which the highest per share acquisition price was paid through the Consummation Date at the rate for one year United States Treasury obligations from time to time in effect; less the aggregate amount of any cash dividends paid and the Fair Market Value of any dividends paid other than in cash, per share of Common Stock, since such earliest date, up to the amount of the interest.

(C) The aggregate amount of (x) the cash and (y) the Fair Market Value, determined as of the Consummation Date, of the consideration other than cash to be received per share by holders of shares of any class (or series) of outstanding capital stock of the Corporation, other than Common Stock, shall be at least equal to the highest of the following (in each case appropriately adjusted in the event of any share dividend, share split, combination of shares or similar event), it being intended that the requirements of this subparagraph (C) shall be required to be met with respect to every such class (or series) of outstanding shares of capital stock of the Corporation, other than Common Stock, whether or not the Interested Shareholder or any of its Affiliates has previously acquired any shares of a particular class (or series):

(1) (if applicable) the highest per share price (including without limitation any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Shareholder or any of its Affiliates for any shares of such class (or series) acquired by them within the two-year period immediately prior to the Announcement Date or in any transaction in which it became an Interested Shareholder, whichever is higher; plus, in either case, interest compounded annually from the earliest date on which the highest per share acquisition price was paid through the Consummation Date at the rate for one year United States Treasury obligations from time to time in effect; less the aggregate amount of any cash dividends paid and the Fair Market Value of any dividends paid other than in cash, per share of such class (or series), since such earliest date, up to the amount of the interest;

(2) the Fair Market Value per share of such class (or series) on the Announcement Date or on the Determination Date, whichever is higher; plus, in either case, interest compounded annually from the earliest date on which the highest per share acquisition price was paid through the Consummation Date at the rate for one year United States

Treasury obligations from time to time in effect; less the aggregate amount of any cash dividends and the Fair Market Value of any dividends paid other than in cash, per share of such class (or series), since such earliest date, up to the amount of the interest; and

(3) (if applicable) the highest preferential amount per share, if any, to which the holders of shares of such class (or series) would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; plus the aggregate amount of any dividends declared or due as to which the holders are entitled before payment of dividends on some other class or series of shares (unless the aggregate amount of the dividends is included in the preferential amount).

(D) After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business Combination:

(1) except as approved by a majority of the Non-Interested Directors, there shall have been no failure to declare and pay at the regular date therefor any full dividends (whether or not cumulative) on any outstanding shares of Preferred Stock;

(2) there shall have been (i) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Non-Interested Directors, and (ii) an increase in such annual rate of dividends as necessary to reflect any reclassification (including without limitation any reverse share split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Non-Interested Directors; and

(3) neither such Interested Shareholder nor any of its Affiliates shall have become the beneficial owner of any additional voting shares of capital stock of the Corporation except as part of the transaction which results in such Interested Shareholder becoming an Interested Shareholder.

(E) After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder and any of its Affiliates shall not have received the benefit, directly or indirectly (except proportionately, solely in such Interested Shareholder’s or Affiliate’s capacity as a shareholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

(F) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such Exchange Act, rules or regulations) shall be mailed to all shareholders of the Corporation at least thirty (30) days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Exchange Act or subsequent provisions).

(G) Such Interested Shareholder shall have provided the Corporation with such information as shall have been requested pursuant to Section 7.05 within the time period set forth therein.

 Section 7.03 Certain Definitions. For the purposes of this Article VII:

(a) “Affiliate” or “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.

(b) A person shall be a “Beneficial Owner” of any voting shares and the voting shares shall be “Beneficially Owned” by the person:

(i) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934; or

(ii) which such person or any of its Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (however, a person is not considered the beneficial owner of shares tendered under a tender or exchange offer made by the person or any of the person’s Affiliates or Associates until the tendered shares are accepted for purchase or exchange), or (B) the right to vote pursuant to any agreement, arrangement or understanding (but neither such person nor any such Affiliate or Associate shall be deemed to be the beneficial owner of any voting shares solely by reason of a revocable proxy granted for a particular meeting of shareholders, pursuant to a public solicitation of proxies for such meeting, and with respect to which shares neither such person nor any such Affiliate or Associate is otherwise deemed the beneficial owner); or

(iii) which are beneficially owned, directly or indirectly, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (other than solely by reason of a revocable proxy as described in subparagraph (ii) of this Section 7.03(b)) or disposing of any voting shares; provided, however, that in the case of any employee stock ownership or similar plan of the Corporation or of any Subsidiary (as defined in this Article VII) in which the beneficiaries thereof possess the right to vote any voting shares held by such plan, no such plan nor any trustee with respect thereto (nor any Affiliate of such trustee), solely by reason of such capacity of such trustee, shall be deemed, for any purpose hereof, to beneficially own any voting shares held under any such plan.

(c) “Business Combination” means any of the following transactions:

(i) any merger or consolidation of the Corporation or any Subsidiary with (A) any Interested Shareholder, or (B) any other corporation, limited liability company or other entity (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate of an Interested Shareholder; or

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder, of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value equaling or exceeding twenty-five percent (25%) or more of the Fair Market Value of the combined assets of the Corporation and its Subsidiaries; or

(iii) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any voting securities of the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value equaling or exceeding twenty-five percent (25%) of the Fair Market Value of the combined assets of the Corporation and its Subsidiaries except pursuant to an employee benefit plan of the Corporation or any Subsidiary thereof; or

(iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder or any Affiliate of any Interested Shareholder; or

(v) any reclassification of securities (including without limitation any share split, share dividend, other distribution of shares in respect of shares, or any reverse share split) or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving any Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class or series of equity or convertible securities of the Corporation or any Subsidiary which is Beneficially Owned directly or indirectly by any Interested Shareholder or any Affiliate of any Interested Shareholder.

(d) In the event of any Business Combination in which the Corporation survives, the phrase “consideration other than cash to be received” as used in Section 7.02(b)(ii)(B) and Section 7.02(b)(ii)(C) shall include the Common Stock and/or the shares of any other class (or series) of outstanding shares retained by the holders of those shares.

(e) “Fair Market Value” means:

(i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share on the composite tape for New York Stock Exchange listed shares, or, if the shares are not quoted on the composite tape, on the New York Stock Exchange, or, if the shares are not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which the shares are listed, or, if the shares are not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share as determined by the Board of Directors of the Corporation in accordance with Section 7.04, in each case with respect to any class of shares, appropriately adjusted for any dividend or distribution in shares or any combination or reclassification of outstanding shares into a smaller number of shares; and

(ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors of the Corporation in accordance with Section 7.04.

(g) Reference to “highest per share price” shall in each case with respect to any class of shares reflect an appropriate adjustment for any dividend or distribution in shares or any share split or reclassification of outstanding shares into a greater number of shares or any combination or reclassification of outstanding shares into a smaller number of shares.

(h) “Interested Shareholder” means any person (other than the Corporation, any Subsidiary or any person who would otherwise be deemed to be an Interested Shareholder on the date on which these Articles of Incorporation became effective under the Act) who or which:

(i) is the Beneficial Owner, directly or indirectly, of ten percent (10%) or more of the voting power of the outstanding voting shares of capital stock of the Corporation; or

(ii) is an Affiliate or an Associate of the Corporation and at any time within the two-year period immediately prior to the date in question was the Beneficial Owner, directly or indirectly, of ten percent (10%) or more of the voting power of the then-outstanding voting shares of capital stock of the Corporation; or

(iii) is an assignee of or has otherwise succeeded to any voting shares which were at any time within the two-year period immediately prior to the date in question Beneficially Owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

(i) “Non-Interested Director” means any member of the Board of Directors of the Corporation who is not the Interested Shareholder or an Affiliate of the Interested

Shareholder and was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder, and any person who is thereafter chosen to fill any vacancy on the Board of Directors or who is elected and who, in either event, is not the Interested Shareholder or an Affiliate of the Interested Shareholder and in connection with his or her initial assumption of office is recommended for appointment or election by a majority of Non-Interested Directors then on the Board.

(j) For the purposes of determining whether a person is an Interested Shareholder pursuant to Section 7.03(h), the number of voting shares deemed to be outstanding shall include shares deemed owned through application of Section 7.03(b) but shall not include any other unissued voting shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(k) A “person” shall include an individual, a group acting in concert, a corporation, a partnership, an association, a limited liability company, a joint venture, a pool, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities.

(l) “Subsidiary” means any corporation or limited liability company of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in Section 7.03(h), the term “Subsidiary” shall mean only a corporation or limited liability company of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

Section 7.04 Powers of the Board of Directors. A majority of the total number of Directors of the Corporation, but only if a majority of the Directors shall then consist of Non-Interested Directors or, if a majority of the total number of Directors shall not then consist of Non-Interested Directors, a majority of the then Non-Interested Directors, shall have the power and duty to determine, in good faith, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article VII, including without limitation (a) whether a person is an Interested Shareholder, (b) the number of voting shares Beneficially Owned by any person, (c) whether a person is an Affiliate or Associate of another, (d) whether the applicable conditions set forth in Section 7.01 or Section 7.02 have been met with respect to any Business Combination, and (e) whether the assets which are the subject of any Business Combination referred to in Section 7.03(c)(ii) have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination referred to in Section 7.03(c)(iii) has, an aggregate Fair Market Value equaling or exceeding twenty-five percent (25%) of the combined assets of the Corporation and its Subsidiaries.

Section 7.05 Information to be Supplied to the Corporation. A majority of the total number of Directors of the Corporation, but only if a majority of the Directors shall then consist of Non-Interested Directors or, if a majority of the total number of Directors shall not then consist of Non-Interested Directors, a majority of the then Non-Interested Directors, shall have the right to demand that any person who is reasonably believed to be an Interested Shareholder (or holder of record of voting shares Beneficially Owned by any Interested Shareholder) supply the Corporation with complete information as to (a) the record owner(s) of all shares Beneficially Owned by such person who it is reasonably believed is an Interested Shareholder, (b) the number of, and class or series of, shares Beneficially Owned by such person who is reasonably believed to be an Interested Shareholder and held of record by each such record owner and the number(s) of the certificate(s) evidencing such shares, and (c) any other factual matter relating to the applicability or effect of this Article VII, as may be reasonably requested of such person, and such person shall furnish such information within ten (10) days after receipt of such demand.

Section 7.06 No Effect on Fiduciary Obligations of Interested Shareholders. Nothing contained in this Article VII shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

Section 7.07 Redemption of Shares Acquired in Control Share Acquisitions. If and whenever the provisions of Chapter 42 of the Act apply to the Corporation, the Corporation is authorized to redeem its securities pursuant to IC 23-1-42-10.

Section 7.08 Amendment, Repeal. Notwithstanding anything contained in these Articles of Incorporation or the Code of By-Laws of the Corporation to the contrary and notwithstanding that a lesser percentage or no vote may be specified by law, but in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by law or any Preferred Stock Designation, the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of voting capital stock of the Corporation, voting together as a single class, shall be required to alter, amend, change or repeal this Article VII.

ARTICLE VIII
Indemnification

Section 8.01 General. The Corporation, to the fullest extent to which it is empowered to do so by the Act, or any other applicable laws, as from time to time in effect, shall indemnify any Director or Officer of the Corporation and, if approved as provided in the last sentence of this Section 8.01, any employee or agent of the Corporation, who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, by reason of the fact that he or she is or was a Director, Officer, employee or agent of the Corporation, or who, while serving as such Director, Officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, member, manager, trustee, employee or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, whether for profit or not, against expenses (including without limitation counsel fees), judgments, settlements, penalties and fines (including without limitation excise taxes assessed with respect to employee benefit plans) actually or reasonably incurred by him or her in accordance with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed, in the case of conduct in his or her official capacity, was in the best interest of the Corporation, and in all other cases, was not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, he or she either had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not meet the prescribed standard of conduct. An employee or agent of the Corporation shall receive indemnification under this Section 8.01 only if approved (a) by the Board of Directors by a majority vote of a quorum consisting of Directors who were not at the time parties to such action, suit or proceeding, or (b) if a quorum cannot be obtained under Clause (a), by a majority vote of a committee duly designated by the Board of Directors (in which designation Directors who are parties may participate), consisting solely of two or more Directors not at the time parties to such action, suit or proceeding.

Section 8.02 Authorization of Indemnification. To the extent that a Director, Officer or, if indemnification under Section 8.01 is approved by the Board of Directors, employee or agent of the Corporation has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in Section 8.01, or in the defense of any claim, issue or matter therein, the Corporation shall indemnify such person against expenses (including without limitation counsel fees) actually and reasonably incurred by such person in connection therewith. Any other indemnification under Section 8.01 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case, upon a determination that indemnification of the Director, Officer, employee or agent is permissible in the circumstances because he or she has met the applicable standard of conduct. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of Directors who were not at the time parties to such action, suit or proceeding; (b) if a quorum cannot be obtained under Clause (a), by a majority vote of a committee duly designated by the Board of Directors (in which designation Directors who are parties may participate), consisting solely of two or more Directors not at the time parties to such action, suit or proceeding; (c) by special legal counsel: (i) selected by the Board of Directors or its committee in the manner prescribed in Clause (a) or (b), or (ii) if a quorum of the Board of Directors cannot be obtained under Clause (a) and a committee cannot be designated under Clause (b), selected by a majority vote of the full Board of Directors (in which selection Directors who are parties may participate); or (d) by the holders of shares of Common Stock, but shares owned by or voted under the control of Directors who are at the time parties to such action, suit or proceeding may not be voted on the determination.

Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under Clause (c) above to select such counsel.

Section 8.03 Good Faith Defined. For purposes of any determination under Section 8.01, a person shall be deemed to have acted in good faith and to have otherwise met the applicable standard of conduct set forth in Section 8.01 if his or her action is based on (a) the Corporate Records, or (b) information, opinions, reports or statements (including without limitation financial statements and other financial data) prepared or presented by (i) one or more other Corporate Persons, any employee or agent of the Corporation, or any director, officer, partner, trustee, member, manager, employee or agent of another enterprise, whom he or she reasonably believes to be competent in the matters presented, (ii) legal counsel, public accountants or other persons as to matters that he or she reasonably believes are within such person’s professional or expert competence, (C) a committee of the Board of Directors or other committee appointed by the Board of Directors, of which he or she is not a member, if he or she reasonably believes such committee of the Board of Directors or such appointed committee merits confidence, or (D) the Board of Directors, if he or she is not a Director and reasonably believes that the Board merits confidence. The term “another enterprise” as used in this Section 8.03 shall mean any other corporation or any partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, partner, member, manager, trustee, employee or agent. The provisions of this Section 8.03 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standards of conduct set forth in Section 8.01.

Section 8.04 Payment of Expenses in Advance. Expenses incurred in connection with any civil or criminal action, suit or proceeding shall be paid for or reimbursed by the Corporation in advance of the final disposition of such action, suit or proceeding, as authorized in the specific case in the same manner described in Section 8.02, upon receipt of a written affirmation of the Director, Officer, employee or agent’s good faith belief that he or she has met the standard of conduct described in Section 8.01, and upon receipt of a written undertaking by or on behalf of the Director, Officer, employee or agent to repay such amount if it shall ultimately be determined that he or she did not meet the standard of conduct set forth in this Article VIII, and a determination is made that the facts then known to those making the determination would not preclude indemnification under this Article VIII.

Section 8.05 Provisions Not Exclusive. The indemnification provided by this Article VIII shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under (a) these Articles of Incorporation, (b) the Corporation’s Code of By-Laws, (c) any resolution of the Board of Directors, (d) any resolution or other authorization, whenever adopted in accordance with the Act and these Articles of Incorporation and the Corporation’s Code of By-laws, by a majority vote of all voting capital stock then outstanding, or (e) any contract, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, Officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 8.06 Vested Right to Indemnification. The right of any individual to indemnification under this Article VIII shall vest at the time of occurrence or performance of any event, act or omission giving rise to any action, suit or proceeding of the nature referred to in Section 8.01 and, once vested, shall not later be impaired as a result of any amendment, repeal, alteration or other modification of any or all of these provisions. Notwithstanding the foregoing, the indemnification afforded under this Article VIII shall be applicable to all alleged prior acts or omissions of any individual seeking indemnification hereunder, regardless of the fact that such alleged acts or omissions may have occurred prior to the adoption of this Article VIII. To the extent such prior acts or omissions cannot be deemed to be covered by this Article VIII, the right of any individual to indemnification shall be governed by the indemnification provisions in effect at the time of such prior acts or omissions.

Section 8.07 Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director, Officer, employee or agent of the Corporation, or who is or was serving at the request of the Corporation as a director, officer, partner, member, manager, trustee, employee or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, or other enterprise, against any liability asserted against or incurred by the individual in that capacity or arising from the individual’s status as a Director, Officer, employee or agent, whether or not the Corporation would have power to indemnify the individual against the same liability under this Article VIII.

Section 8.08 Additional Definitions. For purposes of this Article VIII, “serving an employee benefit plan at the request of the Corporation” shall include any service as a Director, Officer, employee or agent of the Corporation which imposes duties on, or involves services by such Director, Officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries. A person who acted in good faith and in a manner he or she reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” referred to in this Article VIII.

For purposes of this Article VIII, “party” includes any individual who is or was a plaintiff, defendant or respondent in any action, suit or proceeding, or who is threatened to be made a named defendant or respondent in any action, suit or proceeding.

For purposes of this Article VIII, “official capacity,” when used with respect to a Director, shall mean the office of director of the Corporation; and when used with respect to an individual other than a Director, shall mean the office in the Corporation held by the Officer or the employment or agency relationship undertaken by the employee or agent on behalf of the Corporation. “Official capacity” does not include service for any other foreign or domestic corporation or any partnership, limited liability company, joint venture, trust, employee benefit plan, or other enterprise, whether for profit or not.

Section 8.09 Payments as Business Expense. Any payments made to any indemnified party under this Article VIII or under any other right to indemnification shall be deemed to be an ordinary and necessary business expense of the Corporation, and payment thereof shall not subject any person responsible for the payment, or the Board of Directors, to any action for corporate waste or to any similar action.

Section 8.10 Limitation. Notwithstanding any provision of this Article VIII, without advance specific approval by the Board of Directors, no employee or agent of the Corporation who may be entitled to indemnification under this Article VIII, and who was not a Director or Officer at the time of the event, act or omission giving rise to a claim for indemnity hereunder, shall be entitled to indemnity hereunder if such person is or has been a plaintiff or claimant in any action, suit or proceeding against the Corporation, or any of its Officers or Directors, involving conduct in their capacities as such.

ARTICLE IX
Registered Agent

The name and business address of the registered agent at the Corporation’s registered office is:

John A. Martell
1125 South Walnut
South Bend, Indiana 46619

The undersigned officer of the Corporation executes these Amended and Restated Articles of Incorporation of the Corporation and certifies to the truth of the facts herein stated this 12th day of September, 2005.

/s/ John A. Martell
John A. Martell, President